Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 29, 2008, except for the change in the composition of reportable segments discussed in Note 13 to the consolidated financial statements, as to which the date is June 24, 2009, relating to the consolidated statements of operations, shareholders’ equity (deficit) and comprehensive loss, and cash flows for the year ended December 31, 2006 and the accompanying financial statement schedule which appears in Bell Microproducts' Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ PricewaterhouseCoopers LLP

San Jose, California
November 19, 2009